Exhibit 2(a)

                          Certificate of Incorporation


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                          CERTIFICATE OF INCORPORATION
                                       OF
                                ALOTTAFUN!, INC.


         The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

         FIRST:   The name of the corporation is ALOTTAFUN!, INC.
(hereinafter "Corporation").

         SECOND: The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, 19805, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

         THIRD:  The purpose of the  Corporation is to engage in any lawful act
or  activity  for  which   corporations  may  be  organized  under  the  General
Corporation Law of Delaware.

         FOURTH: The Corporation shall be authorized to issue a total of 25,000,000 shares of two classes of capital stock to be designated respectively preferred stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of Preferred Stock the Corporation shall have authority to issue is 5,000,000 shares, par value $.0001 per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is 20,000,000 shares, par value $.00001 per share. The Preferred Stock authorized by this Certificate of Incorporation shall be issued in series. The Board of Directors is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series including:

         (1) the designation of each series and the number of shares that shall constitute the series;

         (2) the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;

         (3) whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

         (4) sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable;

         (5) the amount, if any, payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the manner and preference of such payment; and

         (6) the voting rights, if any, in the shares of each series and any conditions upon the exercisability of such rights.

The Board of Directors is also authorized to establish the voting rights of the Common Stock.

         FIFTH:   The name and the mailing address of the Incorporator are as follows:


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         Name                       Mailing Address
         ----                       ---------------

         Michael T. Cronin          911 Chestnut Street
                                    Clearwater, FL 33756

         The powers of said Incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the person who is to serve as the sole Director of the Corporation until the first annual meeting of stockholders or until his successor or successors is/are elected and qualify are as follows:

         Name                       Mailing Address
         ----                       ---------------

         Michael Porter             222 East Erie Street
                                    Milwaukee, WI 53202

         SIXTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of Section 102 of the general Corporation Law of the State of Delaware, as the same may be amended and supplemented.

         SEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

         EIGHTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article EIGHTH.

         Executed on the 6th day of August, 1998.




                                                     Michael T. Cronin
                                                     Incorporator





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